                                   EXHIBIT 99

                   Codorus Valley Bancorp, Inc. Press Release
                             Dated January 14, 2005

                 PRESS RELEASE -- CODORUS VALLEY BANCORP, INC.

                           CASH DIVIDEND DECLARATION
                            AND FINANCIAL HIGHLIGHTS

On January 11, 2005, the Board of Directors of Codorus Valley Bancorp, Inc. (Nasdaq: CVLY) declared a regular quarterly cash dividend of $.125 (12.5 cents) per share, payable on or before February 8, 2005, to shareholders of record January 25, 2005.

Codorus Valley Bancorp, Inc. earned $1,192,000 or $.39 per diluted share for the fourth quarter of 2004, compared to $735,000 or $.24 per diluted share for the same quarter of 2003. The increase in fourth quarter 2004 earnings was the result of an 18% increase in net interest income from a larger volume of earning assets and a 32% increase in noninterest income, principally fees and commissions. Codorus Valley earned $4,008,000 or $1.32 per diluted share for the full year 2004, compared to $3,432,000 or $1.14 per diluted share for 2003. The $576,000 or 17 percent increase in net income was the result of increases in net interest income and noninterest income and a decrease in loan loss provision, which more than offset a modest increase in noninterest expense. The $858,000 or 7 percent increase in net interest income was attributable to a larger volume of earning assets and lower funding costs, which were rate driven. Noninterest income, including gains, was $246,000 or 6 percent above the prior year. With the exception of gains from sales of mortgages and investment securities, which were adversely affected by rising market interest rates, most other categories of noninterest income increased, particularly fees on deposits, trust service fees, and commissions earned from the sale of mutual fund, annuity and insurance products. The $133,000 or 24 percent decrease in loan loss provision was attributable to improved asset quality. The $479,000 or 4 percent increase in noninterest expense was due primarily to increases in personnel and marketing expenses, which supported planned business growth.

Total assets were approximately $408 million on December 31, 2004, an increase of $35 million or 9 percent above December 31, 2003. Asset growth occurred primarily in business and consumer loans, which were funded primarily by core deposits. Additional financial information is provided in the financial highlights section of this news release.

Codorus Valley Bancorp, Inc. is a financial services holding company headquartered at Codorus Valley Corporate Center, 105 Leader Heights Road, York, PA. Codorus Valley operates primarily through its financial services subsidiary, PeoplesBank, A Codorus Valley Company. PeoplesBank provides a full range of business and consumer banking services through twelve financial centers throughout York County. It also offers mortgage banking, investment, insurance, trust and real estate settlement services. Additional information is available on the bank's website -- www.peoplesbanknet.com.

Management of Codorus Valley Bancorp, Inc. has made forward-looking statements in this Press Release. These forward-looking statements are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of the corporation and its subsidiaries. When words such as "believes," "expects," "anticipates" or similar expressions occur in this Press Release, management is making forward-looking statements. Note that many factors could affect the future financial results of the corporation and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this Press Release.

Questions or comments regarding this Press Release should be directed to Larry
J. Miller, President & CEO, Codorus Valley Bancorp, Inc. by telephone at 717-747-1500 or 800-646-1970; or by e-mail at lmiller@peoplesbanknet.com.


January 14, 2005
York, Pennsylvania


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

                          CODORUS VALLEY BANCORP, INC.

                              Financial Highlights

             CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                (in thousands of dollars, except per share data)

                                       Three months ended               Year ended
                                          December 31,                 December 31,
                                      2004          2003           2004          2003
                                   ------------  ------------   ------------  ------------
Net interest income                     $3,822        $3,232        $13,924       $13,066
Provision for loan losses                  215            75            420           553
Noninterest income                       1,172           891          4,272         3,407
Gain on sale of securities                   0             0             38           266
Gain on sale of mortgages                   97            70            316           707
Noninterest expense                      3,295         3,148         12,769        12,290
Federal income tax                         389           235          1,353         1,171
                                   ------------  ------------   ------------  ------------
Net income                              $1,192          $735         $4,008        $3,432
                                   ============  ============   ============  ============
Net income per share (diluted)           $0.39         $0.24          $1.32         $1.14
Cash dividends per share                $0.125        $0.114         $0.488        $0.446
Stock dividends (paid in June)                                           5%            5%


      CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (UNAUDITED)
                (in thousands of dollars, except per share data)

                                                     December 31,
                                                   2004          2003
                                               ------------  ------------
Cash & short term investments                       $8,085       $12,408
Investment securities                               74,140        74,069
Loans                                              300,260       262,363
Allowance for loan losses                           (1,865)       (1,694)
Other assets                                        27,051        25,401
                                               ------------  ------------
  Total assets                                    $407,671      $372,547
                                               ============  ============

Deposits                                          $329,537      $304,282
Borrowed funds                                      39,493        31,234
Other liabilities                                    2,659         3,242
Stockholders' equity                                35,982        33,789
                                               ------------  ------------
  Total liabilities & stockholders' equity        $407,671      $372,547
                                               ============  ============

Shares outstanding                               2,992,590     2,979,516
Book value per share                                $12.02        $11.34
Market value per share                              $19.25        $19.90
Return on average assets (ytd)                       1.03%         0.96%
Return on average equity (ytd)                      11.48%        10.33%
Capital leverage ratio                               9.09%         9.15%
Nonperforming assets ratio                           0.72%         0.72%


Note: Shares outstanding and per share amounts were adjusted for stock dividends.


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